Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022 relating to the consolidated financial statements of Odyssey Marine Exploration, Inc. and Subsidiaries, which report appears in the Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. and Subsidiaries for the years ended December 31, 2021 and 2020. Our report on the consolidated financial statements contains an explanatory paragraph regarding Odyssey Marine Exploration, Inc. and Subsidiaries ability to continue as a going concern.

/s/ Warren Averett, LLC

Tampa, FL

September 15, 2022